NEUBERGER BERMAN INCOME FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CASH RESERVES
NEUBERGER BERMAN GOVERNMENT MONEY FUND
NEUBERGER BERMAN LIMITED MATURITY BOND FUND
NEUBERGER BERMAN MUNICIPAL MONEY FUND
NEUBERGER BERMAN MUNICIPAL SECURITIES TRUST

0.25% of the first $500 million of average daily net assets 0.225% of the next $500 million of average daily net assets 0.20% of the next $500 million of average daily net assets 0.175% of the next $500 million of average daily net assets 0.15% of average daily net assets in excess of $2 billion



NEUBERGER BERMAN HIGH YIELD BOND FUND

0.38% of the first $500 million of average daily net assets 0.355% of the next $500 million of average daily net assets 0.33% of the next $500 million of average daily net assets 0.305% of the next $500 million of average daily net assets 0.28% of average daily net assets in excess of $2 billion


NEUBERGER BERMAN INSTITUTIONAL CASH FUND

0.10% of average daily net assets




Dated: February 9, 2001